Exhibit 5.1

October 25, 2021
ADMA Biologics, Inc.
465 State Route 17
Ramsey, NJ 07446

Re:	ADMA Biologics, Inc. Registration Statement on Form S-3 (333-256643)

Ladies and Gentlemen:

We have acted as counsel for ADMA Biologics, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of 57,500,000 shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) pursuant to that certain Underwriting Agreement, dated October 21, 2021, by and between the Company and Raymond James & Associates, Inc., as representative of the several underwriters named therein (the “Underwriting Agreement”).

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon written actions by the Board of Directors of the Company and certificates of certain officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates and written actions by the Board of Directors of the Company.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the certificate of incorporation and bylaws of the Company, each as amended to date, (ii) the Company’s registration statement on Form S-3 (Registration No. 333-256643) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on August 3, 2021, (iii) the Prospectus Supplement, dated October 21, 2021, filed by the Company with the Commission on October 21, 2021 and the accompanying base prospectus, (iv) the Underwriting Agreement and (v) the written actions of the Board of Directors of the Company referenced above.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Morgan, Lewis & Bockius llp

502 Carnegie Center
Princeton, NJ 08540-6241	+1.609.919.6600
United States	+1.609.919.6701

ADMA Biologics, Inc.
October 25, 2021

Based on such examination and subject to the foregoing, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by and in accordance with the procedures set forth in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP